CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

______________

PROPELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53488	26-1856569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

305 San Anselmo Avenue, Suite 300

San Anselmo, CA 94960

(Address of Principal Executive Office) (Zip Code)

(415) 747-8775

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 17, 2012, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State to effect: (i) a reverse stock split of the outstanding common stock at a ratio of 1:50 (the “Reverse Stock Split”); (ii) an increase in authorized common stock to 500,000,000 (“Increase”); and (iii) a change of the Company’s name to Propell Technologies Group, Inc. (“Name Change”) that became effective on August 31, 2012 (the “Effective Date”).

As of the Effective Date, every fifty (50) shares of the Company’s pre-split common stock, par value $0.001 per share (the “Common Stock”), was consolidated into one (1) post-split share of Common Stock. The Reverse Stock Split automatically converted the number of the Company’s Common Stock issued and outstanding. As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock is approximately 757,808, subject to adjustment for fractional shares. The Reverse Stock Split does not affect any shareholder’s ownership percentage of the Company’s common stock, except to the limited extent that the Reverse Stock Split resulted in any adjustment for fractional shares. In addition, the Common Stock now trades under a new CUSIP number beginning on the Effective Date.

Our Name Change and Increase, also became effective with the Delaware Secretary of State on the Effective Date, however, further action is needed before the Reverse Split, Name Change and Increase will be implemented through the DTC System. As such, we have engaged special outside legal counsel to provide DTC with an opinion regarding these corporate actions.

Item 9.01 Financial Statements and Exhibits.

3.1. Certificate of Amendment to the Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPELL CORPORATION

By:	/s/ Edward Bernstein
Name:	Edward Bernstein
Title:	Chief Executive Officer

Date: September 5, 2012